Company Contact:	Investor Relations Contacts:
Delcath Systems, Inc.	Lippert/Heilshorn & Associates, Inc.
Richard Taney	Anne Marie Fields
(203) 323-8668	(afields@lhai.com)
www.delcath.com	(212) 838-3777
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com

DELCATH SYSTEMS NAMES LAURA A. PHILIPS

TO BOARD OF DIRECTORS

STAMFORD, Conn. (May 24, 2007) – Delcath Systems, Inc. (NASDAQ: DCTH) announces that Laura A. Philips, Ph.D., MBA (49) has been named to the Company’s Board of Directors, increasing the number of directors to 5 including 3 independent directors. She will serve on the Board’s audit and compensation and stock option committees. In addition, the company expects that Dr. Philips’ appointment as an independent director will restore compliance with the NASDAQ Capital Market and Boston Stock Exchange listing rules following the company’s announcement earlier this month that it needed to address the recent departure of two independent directors.

For 19 years Dr. Philips has held executive positions in healthcare, government, finance, operations and scientific research in both the private and public sectors. From 2003 to 2006 she was Chief Operating Officer and Acting Chief Financial Officer of NexGenix Pharmaceuticals, a pharmaceutical company focused on the development of treatments for neurofibromatosis. Prior to that she was Vice President, Program Management for AMDeC Foundation, a non-profit consortium of premier New York biomedical R&D institutions assembled to promote and manage the many facets of large-scale collaborative R&D projects. Dr. Philips worked at Corning Incorporated from 1997 to 2002, where she advanced through a number of positions culminating in her being named Program Director of the Fuel Cells division of the company.

From 1994 to 1996, Dr. Philips held various government positions in Washington, D.C., most recently in a Presidential appointment as Senior Policy Advisor to Secretary of Commerce Ronald Brown. Prior to joining Secretary Brown’s staff she worked as Executive Branch Fellow in the White House Office of Science and Technology Policy and in the Office of Sen. Joseph Lieberman as a Congressional Science Fellow.

Dr. Philips was on the faculty of Cornell University in the Department of Chemistry from 1987 to 1994 and was an NIH Post-Doctoral Fellow at the University of Chicago. She received an MBA with Distinction from Cornell University’s Johnson School of Management, a Ph.D. in Physical Chemistry from the University of California Berkeley and a BA in Chemistry from Williams College.

Dr, Philips currently serves as Chair of the Board of Directors of Planned Parenthood of New York City, and serves on the Board of Directors of Boyce Thompson Institute, an academic plant research institute associated with Cornell University.

Richard L. Taney, president and chief executive officer of Delcath, commented, “We are very fortunate to have Laura join our Board of Directors. With her broad-based skills and extensive experience in corporate and institutional settings, Laura will be a tremendous asset to Delcath as we advance our technology towards commercialization and expand our development activities. Her versatile background expands the depth of our board and improves its ability to lead this company at an exciting stage in our development. Her technical, scientific, business and financial expertise will benefit the company, patients and our shareholders.”

About Delcath Systems, Inc.

Delcath Systems is a developer of percutaneous perfusion technology for organ or region-specific delivery of therapeutic and chemotherapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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